Exhibit 10.1
SECOND AMENDMENT TO
CHICO’S FAS, INC. OFFICER SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

Pursuant to the authority granted under Section 7.01 of the Chico’s FAS, Inc. Officer Severance Plan and Summary Plan Description (as amended and restated effective January 1, 2020 and as amended by the First Amendment on March 31, 2020) (the “Plan”), the Plan is hereby amended as set forth below, effective on September 14, 2021 (the “Effective Date”).
1.    Replace Article 13 of the Plan with the following:

ARTICLE 13

PLAN FREEZE AND REINSTATEMENT

The Plan was frozen effective March 31, 2020 through September 13, 2021, so that no Employee shall be eligible to participate in the Plan on and after March 31, 2020 through September 13, 2021. If you are an Employee and your employment with the Company is involuntarily terminated on or after March 31, 2020 and before September 14, 2021, you are not eligible to participate in or receive any Benefits under the Plan. If you are an Employee and your employment with the Company is involuntarily terminated on or after September 14, 2021, your eligibility under the Plan will be determined under Article 3 and other applicable provisions of the Plan. This Article 13 overrides all other inconsistent provisions in the Plan.

2.     Replace Subsection (b) of Section 5.02 of the Plan with the following:

(b) Your reemployment or other employment or service as provided in Section 5.03;

3.     Replace Section 5.03 of the Plan with the following:

Section 5.03 Reemployment with or Other Service to Sponsor or Affiliate or Other Employment or Service. If you are reemployed with the Sponsor or an Affiliate, or otherwise provide services to the Sponsor or an Affiliate as an independent contractor or consultant, prior to the payment or receipt of all of the Benefits under the Plan, the Plan Administrator may in its sole discretion reduce or forfeit any Benefits not yet paid under the Plan. If you are employed with or otherwise provide services as an independent contractor or consultant to a company other than the Sponsor or an Affiliate (other than services which would be a violation under Section 5.02(d) which would result in immediate forfeiture) (the “Other Services”), the Plan Administrator may in its sole discretion reduce the Benefit Amount payable under the Plan, dollar-for-dollar, by the amount of base salary, consulting fees or actual hourly compensation (without reduction for any withholding amounts or deferrals) that you receive from the Other Services (the “Other Income”). You are required to notify the Sponsor’s Director, Executive

Compensation of the amount of the Other Income within five (5) business days of accepting the Other Services. Also, during the Severance Period, you are required to certify monthly to the Company that either you do not have any right to receive Other Income or the amount of Other Income. You will be notified of the certification process following your termination of employment. If you fail to provide timely certification or provide inaccurate information, the Plan Administrator may in its sole discretion immediately terminate all further payments under the Plan. In such event, you will forfeit all rights under the Plan.

4.     Replace Appendix A of the Plan with the following:

APPENDIX A
Section 1:
Benefit Amount and Bonus Payable under Sections 4.01(a) and 4.01(b) other than with respect to a Terminated Employee whose Employment Termination Date occurs within twenty-four (24) months following a Change in Control (subject to all eligibility provisions in the Plan):
Benefit Amount
A Terminated Employee shall receive the following cash severance Benefit Amount payable in installments in accordance with normal payroll practices during the applicable period below:
Terminated Employee    Benefit Amount
Chief Executive Officer     24 Months of Annual Base Salary
Executive Vice President     12 Months of Annual Base Salary
(includes titles of President
(alone or of a group or brand), CHRO,
CFO, and COO or variations thereof)

Senior Vice President     9 Months of Annual Base Salary
Vice President    6 Months of Annual Base Salary
Bonus
A Terminated Employee shall receive the Bonus, calculated based on actual performance during the fiscal year, that would have been payable to the Terminated Employee had the Terminated Employee not terminated employment with Sponsor or Affiliate only if the Terminated Employee’s Employment Termination Date is on or after the last day of the applicable fiscal year upon which the Bonus is calculated.

Otherwise, a Terminated Employee shall have no right to the payment of the Bonus.

Section 2:
Benefit Amount and Bonus Payable under Sections 4.01(a) and 4.01(b) with respect to a Terminated Employee whose Employment Termination Date occurs within twenty-four (24) months following a Change in Control (subject to all eligibility provisions in the Plan):
Notwithstanding (and in lieu of) Section 1 above, in the event a Terminated Employee’s Employment Termination Date occurs within twenty-four (24) months following a Change in Control of Sponsor, the Terminated Employee shall receive the following combined Benefit Amount and Bonus in a single lump sum payment:
Terminated Employee    Benefit Amount and Bonus
Chief Executive Officer        24 Months of Annual Base Salary
plus Bonus at Target
Executive Vice President         18 Months of Annual Base Salary
(includes titles of President        plus Bonus at Target
(alone or of a group or brand), CHRO,
CFO, and COO or variations thereof)

Senior Vice President        12 Months of Annual Base Salary
plus Bonus at Target
Vice President         9 Months of Annual Base Salary
plus Bonus at Target

5.    All other provisions of the Plan not inconsistent with the above shall remain in effect.

IN WITNESS WHEREOF, this Second Amendment to the Plan is hereby adopted on this 14th day of September, 2021, to be effective as provided above.
CHICO’S FAS, INC.

By: /s/ Kristin Gwinner
Title: Chief Human Resources Officer